Exhibit 10.38

INTERVAL LEISURE GROUP, INC.

DEFERRED COMPENSATION PLAN

(Effective October 1, 2014)

i

2.1	Eligibility	9
2.2	Inactive Participants	9
2.3	Rehires	9

ARTICLE 3 PARTICIPANT ELECTIONS		9
3.1	Deferral Elections	9
3.2	Distribution Elections	10
3.3	Initial Elections	11
3.4	Prior Plan Elections	11
3.5	Transferred Benefits	11

ARTICLE 4 EMPLOYER CREDITS		12
4.1	Employer Matching Credits	12
4.2	Amount of Matching Credit	12
4.3	Discretionary Employer Credits	12
4.4	Employment Transfers	12

ARTICLE 5 ACCOUNTS		13
5.1	Participant Accounts	13
5.2	Account	13
5.3	Account Adjustment	13

ARTICLE 6 VESTING		14
6.1	Vesting	14
6.2	Transferred Amounts and Prior Plan Account Balances	14

ARTICLE 7 INVESTMENT FUNDS		14
7.1	Investment Funds	14
7.2	Participant Investment Election	14
7.3	Investments	14

ARTICLE 8 DISTRIBUTION EVENTS		15
8.1	Distribution Events	15
8.2	Distribution upon Death	15
8.3	Distribution in the Event of Disability	16

ARTICLE 9 PAYMENTS		16
9.1	Payments	16
9.2	Installments	16
9.3	Unforeseeable Emergency	17

ARTICLE 10 ADMINISTRATION		17
10.1	Plan Administrator	17
10.2	Bookkeeping	18
10.3	Plan Administrator’s Discretion	18
10.4	Liability	18

ARTICLE 11 AMENDMENT AND TERMINATION		18

ii

11.1	Amendment	18
11.2	Section 409A	18
11.3	Termination	19

ARTICLE 12 CLAIMS PROCEDURES		19
12.1	Claims Procedures	19
12.2	Claims	20
12.3	Appeal	20
12.4	Decision	20

ARTICLE 13 MISCELLANEOUS		21
13.1	Notices	21
13.2	Source of Benefits	21
13.3	FICA and Other Taxes	21
13.4	Plan Not Contract of Employment	22
13.5	Applicable Law	22
13.6	Non-Alienation	22
13.7	Adoption by Employers	22
13.8	Gender and Number	22

iii

INTERVAL LEISURE GROUP, INC. DEFERRED COMPENSATION PLAN

(Effective October 1, 2014)

Interval Leisure Group, Inc., a Delaware corporation, (the “Company”) hereby establishes the Interval Leisure Group, Inc. Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management and other highly compensated employees of the Employer within the meaning of Sections 201(2), 301(3) and 401(a)(1) of ERISA.

This Plan is a nonqualified deferred compensation plan that permits certain eligible Employees of the Employer to elect to defer Compensation otherwise payable to them. The Plan is unfunded and is not intended to qualify under Code Section 401(a), or be subject to Parts 2, 3 or 4 of Title I of ERISA. The Company intends for the Plan to satisfy the requirements of a “top hat” plan under ERISA and under Labor Reg. Section 2520.104-23.  The Plan is also intended to comply with the requirements of Section 409A of the Code, and final regulations and other rulings issued by the Internal Revenue Service (“IRS”) thereunder.

In addition, the Plan is intended to receive a transfer of deferred compensation liabilities from the Hyatt Corporation Deferred Compensation Plan (the “Prior Plan”) in connection with the acquisition by the Employer of Hyatt Residential Group and the continued employment of employees of such acquired entities (the “Transferred Employees”) by the Employer.  Such transferred obligations shall remain subject to the same time and form of payment elections under this Plan as were in effect under the Prior Plan.  In addition, the Deferral Election of any Transferred Employee for the 2014 calendar year shall remain in effect and apply to such Transferred Employee’s Compensation payable from and after the closing of the acquisition of the Hyatt Residential Group by the Company.  Any amounts deferred and vested (within the meaning of Code Section 409A) under the Prior Plan or its predecessor plans before January 1, 2005, and earnings thereon, with respect to the Transferred Employees are intended to continue to remain “grandfathered” from the requirements of Code Section 409A and shall remain subject to the terms governing their deferral as in effect on December 31, 2004 (“Grandfathered Benefits”).  Amounts under the Prior Plan that were not so grandfathered shall continue to be subject to a good faith interpretation of Code Section 409A for the period from January 1, 2005, through December 31, 2008, and any applicable transition rules that applied during that period, and amounts deferred under the Prior Plan from and after January 1, 2009, until the effective date of this Plan shall continue to be subject to the terms governing their deferral under the Hyatt Plan in effect during that period of time.  This new Plan document shall govern all amounts that are deferred from and after the Effective Date.

ARTICLE 1
 DEFINITIONS

1.1                               In General. Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meanings specified below unless the context clearly indicates otherwise.

1.2                               Account. “Account” of a Participant means his individual account, if any, established in accordance with Article 5.

1.3                               Associated Employer. “Associated Employer” means each trade or business under common control with the Company, including but not limited to proprietorships and partnerships or a controlled group of corporations within the meaning of Code Sections 414(b), (c), (m) and (o).

1.4                               Beneficiary. “Beneficiary” means the person or persons designated by a Participant, in the manner established by the Plan Administrator and in accordance with the Rules of the Plan, to receive payments under the Plan in the event of the Participant’s death. No Beneficiary designation or change of Beneficiary shall become effective until received and acknowledged by the Plan Administrator. In the event a Participant does not properly designate a Beneficiary, his Plan benefits shall be paid in the following order of priority: (a) to his surviving spouse, if any, (b) to his surviving children in equal shares, or (c) to the legal representative of his estate.

1.5                               Board. “Board” means the Board of Directors of the Company.

1.6                               Claimant. “Claimant” means a Participant or Beneficiary who believes he is being denied a benefit under the Plan to which he is entitled.

1.7                               Code. “Code” means the Internal Revenue Code of 1986, as amended.

1.8                               Committee. “Committee” means the Interval Leisure Group Benefits Committee.

1.9                               Company. “Company” means Interval Leisure Group, Inc.

1.10                        Compensation. “Compensation” means the base or regular cash salary payable to a Participant by his Employer, including incentives, bonuses or other Performance-Based Compensation and any such amounts which are not includible in the Participant’s gross income under Code Sections 125 or 401(k).

1.11                        Deferred Amount. “Deferred Amount” means Compensation that the Participant has elected to defer pursuant to a Deferral Election and that, in the absence of such Deferral Election, would be payable to the Participant on a Payday.

1.12                        Deferral Election. “Deferral Election” means the Participant’s election made in accordance with Article 3 that specifies the Deferred Amount for the Participant’s Account.

1.13                        Disability. “Disability” means that the Participant is either (a) determined to be disabled in accordance with the Employer’s long-term disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Code Section 409A, or (b) if the Participant is not covered by an Employer’s long-term disability insurance program, that the Participant is determined to be totally disabled by the Social Security Administration.

1.14                        Discretionary Employer Credit. “Discretionary Employer Credit” means the amount that may be credited to a Participant’s Account under Section 4.3.

1.15                        Distribution Election. “Distribution Election” means the Participant’s election, made in accordance with Article 3 that specifies the time and form of distribution for amounts to be credited to the Participant’s Account for a Plan Year.  Except as otherwise permitted under the Rules of the Plan, only one Distribution Election may be made for all amounts credited to the Participant’s Account for a particular Plan Year.

1.16                        Distribution Event. “Distribution Event” has the meaning attributed to such term in Article 8.

1.17                        Effective Date. The “Effective Date” is October 1, 2014, unless otherwise provided.

1.18                        Employee. “Employee” means any person who renders services to an Employer in the status of an employee, as that term is defined in Code Section 3121(d).

1.19                        Employer. “Employer” means the Company and any Associated Employer thereof or successor thereto which adopts and participates in the Plan.  Any Associated Employer that has U.S. employees shall participate in the Plan unless determined otherwise by the Company.  Such participation in the Plan shall continue only so long as the Associated Employer remains an Associated Employer to the Company.

1.20                        Employer Credit. “Employer Credit” means the Employer Matching Credit and the Discretionary Employer Credit.

1.21                        Employer Matching Credit. “Employer Matching Credit” means the amount that may be credited to a Participant’s Account under Section 4.1.

1.22                        ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.23                        Grandfathered Benefits. “Grandfathered Benefits” has the meaning attributed to such term in the Preamble.

1.24                        Installment Payout Period. “Installment Payout Period” means a period of at least two (2) and up to fifteen (15) years, commencing on the Payment Date.

1.25                        Investment Fund. “Investment Fund” means one of the investment funds designated by the Plan Administrator at the time of reference.

1.26                        Leave of Absence. “Leave of Absence” means a period during which the Participant is on military leave, sick leave, or other bona fide leave of absence if:

(a)                                 the period of such leave does not exceed six months; or

(b)                                 if the period is longer than six months, the Participant’s right to reemployment with the Employer is protected either by statute or by contract.

(c)                                  If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, then the employment relationship is deemed to terminate on the first date immediately following such six-month period.

1.27                        Matching Rate. “Matching Rate” means the amount of the Employer Matching Credit to be allocated to a Participant’s Account in connection with his Deferred Amount for that Plan Year, if any.

1.28                        Non-Grandfathered Benefits. “Non-Grandfathered Benefits” means the portion of benefits in a Participant’s Account not attributable to Grandfathered Benefits.

1.29                        Participant. “Participant” means an Employee designated by the Plan Administrator, in its sole discretion, to be eligible for participation in the Plan and who elects to participate in this Plan.

1.30                        Payday. “Payday” means the established day for the payment of Compensation to Participant.

1.31                        Payment Date. “Payment Date” means the date on which payment is made to a Participant under the Plan, as provided in Article 9.  The Payment Date shall be (i) the first July 1 following the Participant’s Distribution Event (or as soon as practicable but not more than 90 days following that date), or (ii) if the Participant is a Specified Employee and the Distribution Event is Separation from Service, the later of the Payment Date set forth in (i) or the six month anniversary of the Participant’s Separation from Service, or (iii) if the Distribution Event is death or Disability, within 90 days of the event. If the Participant has elected installment distributions, the Payment Date refers to the date on which the first installment is to be distributed.

1.32                        Performance-Based. A bonus or other payment of Compensation is “Performance-Based” if the amount of the payment or the entitlement thereto is contingent on the satisfaction of organizational or individual performance criteria relating to a performance period of at least 12 consecutive months.  The organizational or individual performance criteria shall be established in writing no later than 90 days after the beginning of the period of service to which the criteria relate, and the outcome must be substantially uncertain at the time the criteria are established.  Notwithstanding the above, a Performance-Based bonus may be based on subjective performance criteria, provided that:

A.                                    The subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and

B.                                    the determination that any subjective performance criteria have been met is not to be made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the Compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.

1.33                        Plan. “Plan” means the Interval Leisure Group, Inc. Deferred Compensation Plan.

1.34                        Plan Administrator. “Plan Administrator” means the Committee. If no Committee is in existence, then Plan Administrator means the Company.

1.35                        Plan Year. “Plan Year” means the calendar year.

1.36                        Prior Plan Accounts. “Prior Plan Accounts” means the account established by the Plan Administrator under this Plan to which all amounts transferred from a Prior Plan shall be credited.

1.37                        Rules of the Plan. “Rules of the Plan” means the administrative rules established from time to time by the Plan Administrator in its sole discretion.

1.38                        Separation from Service. “Separation from Service” means the termination of the Participant’s services to the Company and all Employers and affiliates as determined in accordance with Treas. Reg. Section 1.409A-1(h), whether voluntarily or involuntarily, other than by reason of death or Disability. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (as an Employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Participant provided services to the Employer if the Participant has been providing services for less than 36 months).  A Participant will not be deemed to have experienced a Separation from Service for any period that such Participant is on a Leave of Absence.  If a Participant provides services both as an Employee and as a member of the Board, the services provided as a Director are generally not taken into account in determining whether the Participant has a Separation from Service as an Employee for purposes of the Plan, in accordance with final regulations under Code Section 409A.  The Plan Administrator shall have full and final authority, which shall be exercised in its discretion and in accordance with Treas. Reg. Section 1.409A-1(h), to determine conclusively whether and when an Employee has had a Separation from Service.

1.39                        Specified Employee. “Specified Employee” means an employee meeting the definition of Specified Employee under Code Section 409A and the Treasury Regulations thereunder.

1.40                        Unforeseeable Emergency. “Unforeseeable Emergency,” as determined by the Plan Administrator, means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Treas. Reg. Section 1.409A-3(i)(3)(i)), (b) loss of the Participant’s property due to casualty, (c) the need to pay for the funeral expenses of the Participant’s spouse, Beneficiary, or dependent (as defined above), (d) the need to pay for medical expenses, including nonrefundable deductibles, and (e) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined in accordance with Treas. Reg. Sec. 1.409A-3(i)(3).

1.41                        Year of Service. “Year of Service” with respect to a Participant as of any date means the number of his continuous full years of employment with an Employer or an Affiliate.

ARTICLE 2
PARTICIPATION

2.1                               Eligibility. The Plan Administrator will select those Employees eligible to participate in the Plan from the class of Employees who:

(a)                                 are members of a select group of management or highly compensated within the meaning of Section 401(a)(1) of ERISA; and

(b)                                 have completed 90 continuous days of employment with an Employer.

Notwithstanding the foregoing, each participant in the Prior Plan shall automatically be a Participant in this Plan and shall continue as a Participant in the Plan until such individual receives a distribution of his entire Prior Plan Accounts as well as his Account under this Plan, if any.

2.2                               Inactive Participants. When a Participant ceases to provide services to any Employer as an Employee, he shall no longer be entitled to defer further amounts or be eligible for Employer Matching Credits or Discretionary Employer Credits, if any. When a Participant ceases to be eligible to participate in the Plan, then in the next following Plan Year he shall not be entitled to defer amounts or be eligible for Employer Matching Credits or Discretionary Employer Credits. However, in either case, his Account will continue to be adjusted for investment experience in accordance with Article 6, and he shall remain a Participant with respect to his Account until it is fully distributed.

2.3                               Rehires. An Employee who was a Participant in the Plan, incurred a Separation from Service and is later rehired by an Employer may re-commence participation in the Plan at the next annual open enrollment period or, if the Employee has not been eligible to participate in the Plan (other than the accrual of earnings on his Account, if any) at any time during the 24-month period ending on the date the employee again becomes an Employee eligible to participate in the Plan, he may be treated as being initially eligible to participate in the Plan after he has completed 90 continuous days of employment.

ARTICLE 3
PARTICIPANT ELECTIONS

3.1                               Deferral Elections.

(a)                                 In general. Each active Participant may make a Deferral Election pursuant to which he elects to defer an amount of his Compensation that otherwise would be payable to him for services to be rendered beginning in the next calendar year. Such election shall be irrevocable as of the close of business on the day immediately preceding the next calendar year. Notwithstanding the foregoing, no Participant may elect to defer Compensation in an amount that would prevent the Participant or the Employer from satisfying its employment tax contribution or withholding requirements under any applicable state or Federal law, and the

Participant’s employee benefit plan contribution requirements.  A Participant may also make a separate Deferral Election of Compensation that is Performance-Based Compensation in accordance with the Rules of the Plan.  Such election must be made no later than six months before the end of the performance period, provided that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become readily ascertainable within the meaning of Code Section 409A.

(b)                                 Modifications. Once made, a Deferral Election for a particular calendar year may only be modified prior to the end of the preceding calendar year and in accordance with the Rules of the Plan. Participants shall make a new Deferral Election each year with respect to Compensation to be deferred beginning in the next subsequent Plan Year or subsequent performance period for separate deferrals of Performance-Based Compensation. Deferral Elections shall be irrevocable as of close of business on the day immediately before the Plan Year to which they relate, or in the case of a deferral of Performance-Based Compensation, as of close of business of the date six months prior to the end of the applicable performance period, if permitted under the Rules of the Plan.

(c)                                  Deferral Crediting. Each Participant’s Account shall be credited with the amount deferred by the Participant as soon as practicable after the date on which such Compensation would have been paid to the Participant but in no event later than thirty (30) days after the last day of the month in which the amount is deducted from the Participant’s paycheck.

3.2                               Distribution Elections.

(a)                                 In general. Each Participant shall file a Distribution Election prior to the first day of each Plan Year in which deferrals are made on his behalf or other amounts are credited to his Account under the Plan. Such election shall be irrevocable as of close of business on the day immediately preceding the next calendar year.  In addition, a Participant may make a different election as to the time and form of distribution of the amounts deferred and credited to his or her Account each Plan Year.  A Participant may also make a separate time and form of distribution election each Plan Year for Performance-Based Compensation amounts to be deferred to the extent permitted under the Rules of the Plan.  All form of payment elections shall be limited to the permitted distribution options permitted under Article 9.  If a Participant fails to make a distribution election as to the time or the form of payment or both within the applicable time limitations, the default form of payment shall be a single lump sum payment and the default time of payment shall be upon Separation from Service.  In addition, any election of installment payments shall be effective only if the aggregate amount subject to the installment payment Distribution Election under the Participant’s Account is a minimum of $100,000; if a Participant elects an installment form of payment for some or all of his Account and the amount subject to such election is less than $100,000, such election shall be null and void and the form of payment shall be a single lump sum, payable at the time the first installment payment would have been made.

(b)                                 Modifications. The Participant may once modify a Distribution Election with respect to the form of payment of some or all of his Account, by filing a modified Distribution Election in accordance with the Rules of the Plan and the following criteria:

(i)                                   The election must be made at least 12 months prior to the Participant’s original Distribution Event date;

(ii)                                The election of the new form of payment shall have no effect until at least 12 months after the date on which the election is made; and

(iii)                             The initial Payment Date under the modified Distribution Election must be no sooner than five (5) years after the original Distribution Event date (unless the modified election is with respect to benefits payable upon death or Disability, in accordance with Sections 8.1(a) or (b)).

A Participant’s modified Distribution Election shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Participant’s original Distribution Event date.

3.3                               Initial Elections. Notwithstanding the provisions of Sections 3.1 and 3.2, if after a Plan Year has commenced, an Employee first becomes a Participant (and does not participate in and has not for 24 months participated in any other nonqualified deferred compensation account balance plan that must be aggregated with the Plan pursuant to Code Section 409A), then the provisions of this Section 3.3 shall apply. For such Participant to make a Deferral Election with respect to Compensation earned in the same calendar year that the Employee becomes a Participant, the Participant’s initial Deferral Election and Distribution Election must be completed on a date that is not later than 30 days following the date the Participant first becomes eligible to participate in the Plan. The Deferral Election and Distribution Election will become irrevocable on the date that is 30 days following the date of initial eligibility. Such elections shall only be effective with respect to a Participant’s Compensation earned after the election becomes irrevocable. If a Participant fails to make a Deferral Election within 30 days of initial eligibility to participate, then such Participant may make a Deferral Election only with respect to Compensation earned in subsequent calendar years, in accordance with Sections 3.1 and 3.2.

3.4                               Prior Plan Elections. Notwithstanding any provisions to the contrary, Participant deferral elections made prior to the Effective Date for calendar year 2014 under the Prior Plan shall remain in effect as Deferral Elections with respect to Compensation payable after the Effective Date and for the balance of calendar year 2014.  In addition, distribution elections made prior to the Effective Date under the Prior Plan with respect to non-Grandfathered Benefits shall remain in effect as Distribution Elections for purposes of this Plan unless and until modified in accordance with Section 3.2(b).  Participant elections with respect to Grandfathered Benefits shall be governed by the applicable Prior Plan terms as in effect on October 3, 2004.

3.5                               Transferred Benefits. From time to time the Plan Administrator may accept transfers of benefits and amounts into this Plan from other non-qualified deferred compensation plans maintained by an Employer or an Affiliate with respect to a Participant. All amounts transferred shall be designated as “Transferred Amounts” and shall be credited to a Prior Plan Account established for such Participant under the Plan. Each individual with Transferred Amounts pursuant to this Section 3.5 shall be a Participant in this Plan. A Participant’s election as to the time and form of payment for such Transferred Amounts shall be governed by the deferral election in effect under the transferor plan.

ARTICLE 4
EMPLOYER CREDITS

4.1                               Employer Matching Credits. Subject to such limitations as the Plan Administrator may impose, for each Plan Year, the Company may in its discretion establish one or more Matching Rates for Participants. Matching Rates may be established at different levels for different Participants for any Plan Year, and may be established on an individual basis, for employment positions, or for categories or classes of Participants.

At such time as the Plan Administrator shall provide, the Plan Administrator shall credit an Employer Matching Credit, if applicable, to the Account of each Participant for whom a Matching Credit has been authorized and who has completed one Year of Service with the Employers or the Affiliates and who for the Plan Year for which such Matching Credit applies was:

(a)                                 employed by an Employer on the last working day of that Plan Year;

(b)                                 had a Separation from Service after attaining age 55 and completing at least 10 Years of Service;

(c)                                  became Disabled; or

(d)                                 died while in the employ of an Employer during such Plan Year.

4.2                               Amount of Matching Credit. Each such Participant’s Employer Matching Credit shall be equal to the product of (a) the portion of the Participant’s Deferred Amount which his Employer, in its sole discretion, designates as eligible for an Employer Matching Credit, and (b) the Matching Rate applicable to that Participant, if any. Any Employer Matching Credit to be credited to any Participant’s Account shall be credited as of the date determined by the Committee but in no event later than the end of the Plan Year after the Plan Year for which the Matching Credit was earned.

4.3                               Discretionary Employer Credits. Each Employer may, from time to time and in its sole and absolute discretion, award a Discretionary Employer Credit to any Participant, in any amount that such Employer determines. Any Discretionary Employer Credit to be credited to any Participant’s Account under this Section shall be credited as of the date determined by the Committee.  Discretionary Employer Credits may be awarded at different rates for different Participants for any Plan Year, and may be established on an individual basis, for employment positions, or for categories or classes of Participants.

4.4                               Employment Transfers. If during a Plan Year a Participant transfers from one employment position, category or class to another, and such transfer results in a change in the Matching Rate or Discretionary Employer Credit rate applicable to the Participant, then upon any benefit crediting pursuant to this Section 4, such Participant shall be credited in accordance with the Employer Credit rates determined as follows:

(a)                                 If the Participant’s transfer occurs prior to July 1, at the Employer Credit rate applicable to the new position, category or class; or

(b)                                 If the Participant’s transfer occurs on or after July 1, at the Employer Credit rate applicable to the Participant as of the first day of such Plan Year.

The Participant’s Deferral Election shall remain in effect for all amounts credited to the Participant’s Account regardless of the applicable Employer Credit rate.  In addition, the Committee may, in its discretion, determine to pro-rate the Employer Credit rates for each portion of a Plan Year in lieu of applying the rule described above.

ARTICLE 5
ACCOUNTS

5.1                               Participant Accounts. The Plan Administrator shall maintain, or cause to be maintained, an Account in the name of each Participant, which may include Transferred Amounts for each Participant who was a participant in a Prior Plan in the form of a Prior Plan Account.  A Participant’s Account may be further divided into additional subaccounts, at the discretion of the Plan Administrator. The existence of an Account or bookkeeping entries for a Participant or Beneficiary does not create, suggest or imply that a Participant or Beneficiary has a beneficial interest in any asset of any Employer.

5.2                               Account. Each Participant’s Account shall reflect the sum of the following amounts:

(a)                                 his Deferred Amount;

(b)                                 his share of Employer Matching Credits, if any;

(c)                                  his share of Discretionary Employer Credits, if any; and

(d)                                 his Transferred Amounts from the Prior Plan or any other plan under Section 3.5, if any.

Each Account shall be adjusted in accordance with Section 5.3. The Plan Administrator may establish additional Account categories or sub-accounts as it deems necessary or advisable.

5.3                               Account Adjustment. Each Participant’s Account shall be credited or debited with:

(a)                                 the amount of Compensation deferred pursuant to a Deferral Election, and amounts attributable to Employer Credits;

(b)                                 the amount of interest, earnings, gains or losses of the Investment Fund that would have accrued to the amounts allocated to such Investment Fund had such amounts been invested in such Investment Funds during the relevant period;

(c)                                  any hypothetical expenses, determined in the sole discretion of the Plan Administrator, charged to the Participant’s Account for such period; and

(d)                                 any withdrawal or distribution.

ARTICLE 6
VESTING

6.1                               Vesting. Except as provided in Section 6.2, Participants shall be fully vested in all amounts held in their individual Accounts.

6.2                               Transferred Amounts and Prior Plan Account Balances. At the time of transfer, the Plan Administrator may subject Prior Plan Account balances to such vesting schedule or provisions as applied to such Prior Plan Accounts before such transfer.

ARTICLE 7
INVESTMENT FUNDS

7.1                               Investment Funds. The Plan Administrator shall designate one or more Investment Funds to be available under the Plan. Each Participant shall be entitled to direct the investment of amounts credited to his Account in the Investment Funds in accordance with the Rules of the Plan.

7.2                               Participant Investment Election. A Participant may, in accordance with the Rules of the Plan, elect to have the amounts credited to his Account allocated to any one or more of the Investment Funds in such proportions as are permitted by the Plan Administrator or to change any prior investment election. Any Participant investment election shall remain in effect until revoked or modified by the Participant.

(a)                                 If amounts credited to an Account are allocated to more than one Investment Fund, changes in proportions due to investment results shall not require any automatic reallocation between Investment Funds.

(b)                                 If a Participant fails or declines to make an investment election under this Article, then the amounts credited to the Participant’s Account shall be deemed invested in one or more of the Investment Funds, as directed by the Plan Administrator as the default Investment Fund(s).

(c)                                  Until distributed, a Participant’s Account shall be deemed to remain invested in the Participant’s elected or designated Investment Funds.

7.3                               Investments. Notwithstanding the election by Participants of certain Investment Funds and the adjustment of their Accounts based on those elections, the Plan does not require, and no trust or other instrument maintained in connection with the Plan shall require, that any assets or amounts which are set aside in trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants. Participants may instead be credited with earnings equivalents attributable to Investment Fund performance, equal to the hypothetical earnings and losses, and less hypothetical expenses.

ARTICLE 8
DISTRIBUTION EVENTS

8.1                               Distribution Events.  Distribution Events under the Plan include Separation from Service, a fixed date, death and Disability.  A Participant shall receive payment of the amounts credited to his or her Account upon his or her Separation from Service due to Retirement or any other reason.  A Participant may also elect to receive payment of the amounts credited to his or her Account as of the earlier of the regular payment date (July 1) in a year elected by the Participant (a “fixed date” election) and Separation from Service.  The Committee may also make Rules of the Plan of uniform applicability and change them from time to time regarding the distribution timing alternatives that may be elected under the Plan, provided such rules comply with Code Section 409A.  If a Participant who is a Specified Employee elects to have any portion of his or her Account payable upon Separation from Service, such amounts shall be payable no earlier than the first business day that is at least six months after the date of the Participant’s Separation from Service or the first regular Payment Date, if later.  No Participant may elect a fixed payment date that is earlier than the third calendar year after the year of deferral.  If payment is to be made in annual installments, it shall commence on the applicable Payment Date as described in this Section, with subsequent annual installments to occur on the same date each year thereafter (or the next business day if the date falls on a weekend or holiday), until the amount payable in installments is distributed in full.  In the event a Participant fails to timely elect the time of payment for all or a portion of his Account, and with respect to amounts credited hereto from the Prior Plan (other than any Grandfathered Amounts), such amounts credited to a Participant’s Account shall become payable on the Payment Date following the earliest of the following events:

(a)                                 the Participant’s death (Payment Date within 90 days of death);

(b)                                 the Participant’s Disability (Payment Date within 90 days of Disability);

(c)                                  the Participant’s Separation from Service (Payment Date on the first July 1 following Separation from Service (or as soon as practicable but not more than 90 days following that date) unless the Participant is a Specified Employee, in which case the Payment Date is the later of the Payment Date or the date that is six months after the Separation from Service);

(d)                                 the date as of which the Company terminates the Plan in accordance with Section 11.3; or

(e)                                  the date provided under the terms of the deferral election applicable to any Prior Plan Accounts.

Upon the occurrence of the earliest of the foregoing events, payments to the Participant or the Beneficiary shall commence on his Payment Date in accordance with Article 9.

8.2                               Distribution upon Death.  In the event of the death of the Participant while receiving benefit payments under the Plan, the Beneficiary or Beneficiaries designated by the Participant shall be paid the remaining payments due under the Plan in a single lump sum.  In the event of the death of the Participant prior to the commencement of the distribution of benefits under the Plan, such benefits shall be paid to the Beneficiary or Beneficiaries designated by the Participant in a single lump sum.  Amounts payable upon the death of a Participant shall be paid as soon as practicable but no more than 90 days after the Participant’s death.

8.3                               Distribution in the Event of Disability.  Upon the Participant’s Total Disability, the Participant shall be eligible to receive payment of the amounts credited to his or her Account commencing as soon as practicable but no more than 90 days after the Committee is satisfied of the determination of the existence of a Disability with respect to such Participant.  Benefits payable upon Disability shall be paid in a single lump sum.

ARTICLE 9
PAYMENTS

9.1                               Payments. Except as provided in Section 9.3 of the Plan, upon the Participant’s Payment Date, any amounts payable under the Plan that are not attributable to Grandfathered Benefits shall be paid in a lump sum or in substantially equal annual installments over the Installment Payout Period, in accordance with the Participant’s Distribution Election. Installment payments shall be treated as a single payment for purposes of Code Section 409A.

In any situation in which the Plan Administrator is unable to determine the method of payment because of incomplete, unclear or uncertain Participant instructions or if no Distribution Election is on file, then any amounts in the Participant’s Account not attributable to Grandfathered Benefits will be paid in a lump sum upon the Participant’s Payment Date.

Payment of Grandfathered Benefits will be determined under the terms governing their deferral as in effect on October 3, 2004.

9.2                               Installments.

(a)                                 The amount of any installment payment to be paid is to be determined by dividing:

(i)                                     the balance of his Account subject to installment payment, less any amount attributable to Grandfathered Benefits, as of the last day of the immediately preceding calendar quarter, by

(ii)                                  the remaining number of installments to be paid.

(b)                                 If the amount subject to installment payments is not at least $100,000, the installment payment election shall not apply and the amount shall be paid as a single lump sum.  If the Participant dies, either before or after installment payments commence, the balance credited to the Account, less any amount attributable to Grandfathered Benefits, shall be paid in accordance with Section 8.2.

9.3                               Unforeseeable Emergency.

(a)                                 Notwithstanding the provisions of Section 8.1 or any election of the Participant to the contrary, in the event of an Unforeseeable Emergency, the Participant may elect to receive a distribution of all or a part of his Account, less any amount attributable to Grandfathered Benefits, pursuant to the terms of this Section.

(b)                                 In the event that the Participant is eligible for a distribution under this Section 9.3 and for distributions under the Prior Plan with respect to Grandfathered Benefits, then distributions shall first be made from the Participant’s Accounts not including Grandfathered Benefits under this Plan and then from Grandfathered Benefits in accordance with the Prior Plan.

(c)                                  The Participant shall file a request for a distribution on account of Unforeseeable Emergency in accordance with the Rules of the Plan. The request shall indicate the nature of the Unforeseeable Emergency, the amount of financial hardship incurred by the Participant as well as whether or not the hardship may be relieved through insurance, cessation of Compensation deferrals, or through the disposition of other assets. The Plan Administrator, in its sole discretion, shall determine whether or not the Participant satisfies the requirements for a distribution due to an Unforeseeable Emergency.

(d)                                 If the Plan Administrator determines that a Participant qualifies for a distribution on account of an Unforeseeable Emergency, then the amount to be distributed to the Participant shall not exceed an amount necessary to satisfy the hardship resulting from the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of such distribution, all as determined in the sole discretion of the Plan Administrator after taking into account the extent to which the Participant could satisfy the hardship through reimbursement or compensation by insurance, cessation of Compensation deferrals, or by liquidation of the Participant’s assets and as otherwise required by Code Section 409A.

(e)                                  If a Participant receives a distribution under this Section, his Deferral Election shall automatically terminate as soon as administratively practicable. Such Participant will not be permitted to participate in the Plan or elect additional deferrals until the next enrollment following one full year from the date of the distribution on account of an Unforeseeable Emergency.  Such future deferral elections following a distribution on account of an Unforeseeable Emergency will be treated as an initial deferral election and subject to the rules applicable thereto under the Plan and Code Section 409A.

ARTICLE 10
ADMINISTRATION

10.1                        Plan Administrator. The Board may appoint an individual or committee to act as the Plan Administrator. In the event no Plan Administrator is appointed, the Company shall act as Plan Administrator. Any committee appointed by the Board as Plan Administrator shall consist of three or more persons who shall serve at the pleasure of the Board. In the event a committee is appointed as Plan Administrator, at all meetings of such committee, a majority of the members of such committee shall constitute a quorum and the act of a majority of the members present at any meeting at which there shall be a quorum shall be the act of the committee.  The committee may authorize any one or more of its members to execute any document or otherwise act on behalf of the Plan Administrator.

10.2                        Bookkeeping. The books, records and accounts to be maintained for the purposes of the Plan shall be maintained by the Company at its expense and subject to the supervision and control of the Plan Administrator. The expenses of administering the Plan shall be paid by the Employers and the Participants, as determined by the Plan Administrator in its sole discretion from time to time.

10.3                        Plan Administrator’s Discretion. The Plan Administrator shall have the power to take all action necessary or appropriate in connection with the general administration of the Plan. Without limiting the generality of the foregoing, the Plan Administrator may interpret the Plan, determine any facts or resolve any questions relevant to the Plan’s administration, and in connection therewith, remedy and correct any ambiguities, inconsistencies or omissions of the Plan, and appoint and authorize one or more agents and/or independent contractors to perform any of the required functions and responsibilities of the Plan Administrator. Any such actions taken or determinations made by the Plan Administrator shall be conclusive and binding on all persons. The Plan Administrator may require the Participant to furnish such information and submit such documents, records, elections and notices, on forms to be provided by the Plan Administrator, as it shall require in order to administer the Plan. Benefits shall be paid only if the Plan Administrator has determined that the Participant is entitled to them.

10.4                        Liability. Neither the Company, the Board, the Employers, an individual or member of a committee duly appointed as Plan Administrator, nor any officer or Employee shall be liable to any person for any action taken or omitted in connection with the formation or administration of this Plan unless attributable to its or his own fraud or willful misconduct.

ARTICLE 11
AMENDMENT AND TERMINATION

11.1                        Amendment. The Plan may be amended in whole or in part from time to time by the Board, provided that the Committee, acting by majority, may make minor or administrative amendments to the Plan or adopt and amend Rules of the Plan. No amendment shall reduce the amount then credited to or otherwise adversely affect a Participant’s Account without the consent of the Participant or his Beneficiaries who would be affected by such action.

11.2                        Section 409A. Notwithstanding any provision to the contrary in the Plan or the Distribution Election, if the Participant is deemed at the time of his Separation from Service to be a Specified Employee, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Participant’s benefits shall not be paid prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s Separation from Service, or (b) the date of the Participant’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 11.2 shall be paid in a lump sum to the Participant, and any remaining payments due under the Plan shall be paid as otherwise provided herein and in the applicable Distribution Election.

To the extent applicable, this Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company determines that any compensation or benefits payable under this Plan do not comply with Code Section 409A and related Department of Treasury guidance, the Company shall amend this Plan or take such other actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A.

11.3                        Termination.

(a)                                 While the Plan is intended as a permanent program, the Board shall have the right at any time to declare the Plan terminated completely as to any or all Employers, or as to any division, facility or other operational unit thereof.  Discharge or layoff of Employees of an Employer or any unit thereof without such a declaration shall not result in a termination of the Plan.

(b)                                 If the Company terminates the Plan, then all other nonqualified deferred compensation account balance plans that must be aggregated under Code Section 409A with the Plan shall be terminated as well, and all amounts credited to each Participant’s Account shall be distributed in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

(c)                                  Any Employer may cease its participation in the Plan at any time, provided that the Employer has made adequate provisions for any amount payable by it under the terms of the Plan in effect on the date it ceases its participation. If an Employer resolves to cease being a participating employer in the Plan, then each Participant’s Account shall be paid in accordance with Article 9. However, if the Employer terminates the Plan and either (a) does not maintain other nonqualified deferred compensation plans that must be aggregated with the Plan under Code Section 409A or (b) all other nonqualified deferred compensation plans that must be aggregated with the Plan under Code Section 409A are terminated as well, then all amounts credited to each Participant’s Account shall be distributed in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

ARTICLE 12
CLAIMS PROCEDURES

12.1                        Claims Procedures. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as “Claimant”) may file a written request for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

Benefits will be paid only if the Plan Administrator determines that the Claimant is entitled to them. A Participant has 90 days following the denial of a claim for benefits in which to file a lawsuit with respect to the denial. However, no action at law or in equity shall be brought for any benefits under the Plan until the appeal rights herein provided have been exhausted and the Plan benefits requested in such appeal have been denied in whole or in part.

12.2                        Claims. The Plan Administrator shall reply to the Claimant within 90 days of receipt of the claim. The Plan Administrator may extend the reply period for an additional 90 days for reasonable cause, and if the reply period is extended, will notify the Claimant of the length of and the reason for the extension.

If the claim is accepted, then the Plan Administrator shall notify the Claimant that the Plan Administrator’s requested determination has been made, and that the claim has been allowed in full. If the claim is denied in whole or in part, then the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)                                 The specific reason or reasons for such denial;

(b)                                 The specific reference to pertinent provisions of the Plan on which such denial is based;

(c)                                  A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(d)                                 Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(e)                                  The time limits for requesting a review under the Plan’s claim procedures.

12.3                        Appeal. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant (or the Claimant’s duly authorized representative) may request in writing that the Plan Administrator review the Plan Administrator’s determination. Such request must be addressed to the Plan Administrator. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the Plan Administrator’s determination by the Plan Administrator of the Company within such 60 day period, he shall be barred and estopped from challenging the Plan Administrator’s determination.

12.4                        Decision. Within 60 days after the Plan Administrator’s receipt of a request for review, the Plan Administrator will review the original determination and any additional pertinent materials. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that 60-day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

ARTICLE 13
MISCELLANEOUS

13.1                        Notices. Any notice or document required to be given to or filed with the Plan Administrator shall be considered to be given or filed if mailed by registered or certified mail, postage prepaid, to the Plan Administrator, at the Company’s principal executive offices.

13.2                        Source of Benefits.

(a)                                 The Company maintains a grantor trust (the “Trust”) in connection with the Plan and will make contributions to the Trust in accordance with the terms of the trust agreement (the “Trust Agreement”).

(b)                                 Any payment of benefits by the Trust shall be in satisfaction of the corresponding obligations of the Employers under the Plan. Notwithstanding the establishment of the Trust, and any contributions made by the Employers to the Trust, the Employers shall remain obligated to make all payments of benefits attributable to their respective Employees under the Plan, except to the extent such payments are made by the Trust in accordance with the Trust Agreement.

(c)                                  The obligations of the Employers under the Plan shall be unfunded and unsecured, and nothing contained in this Plan shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Employers for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of the Plan. The interest of any Participant or any other person hereunder shall be limited to the right to receive the benefits as set forth in the Plan. To the extent that a Participant or any other person acquires a right to receive benefits under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Employers.

13.3                        FICA and Other Taxes.

(a)                                 For each Plan Year in which a Participant’s Account is credited with Compensation deferrals, the Employer shall withhold from that portion of the Participant’s Compensation that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such deferred Compensation. If necessary, the Plan Administrator may reduce the Participant’s Deferral Election in order to comply with this Section 13.3.

(b)                                 When a Participant’s Account is credited with Employer Credits or a benefit transferred pursuant to Section 3.5, the Employer shall withhold from the Participant’s Compensation that is not deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such amounts. Notwithstanding the foregoing, the Plan Administrator may, in its discretion, instead accept a cash payment from the Participant or reduce the Participant’s Account in an amount necessary to satisfy the Participant’s share of FICA and other employment taxes.

(c)                                  The Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all Federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust.

(d)                                 Any reduction or acceleration of payment under the Plan pursuant to this Section 13.3 shall be administered in accordance with Treas. Reg. Section 1.409A-3(j)(4)(vi).

13.4                        Plan Not Contract of Employment. Neither the action of the Company in establishing or maintaining the Plan, nor any action taken by the Employers, the Board, the Plan Administrator or any individual or member of the Committee, nor any provision of the Plan shall give a Participant any right to be retained as an Employee. The Plan does not constitute a contract of employment, and nothing in the Plan will give any Employee or Participant the right to be retained in the employ of any Employer, or any right or claim to any benefit under the Plan, except to the extent specifically provided under the terms of the Plan.

13.5                        Applicable Law. The laws of the State of Delaware shall govern in resolving any questions arising under the Plan.

13.6                        Non-Alienation. Benefits payable to any person under the Plan may not be voluntarily or involuntarily assigned, alienated, pledged or subject to attachment, anticipation, garnishment, levy, execution or other legal or equitable process except to the extent required by a domestic relations order that is issued under a state domestic relations law (including a community property law) that is not preempted by ERISA or except by will or the laws of descent and distribution. Notwithstanding any other provision of the Plan to the contrary, such domestic relations order may permit distribution of the entire vested portion of the Participant’s Account which is payable to the Participant’s spouse or former spouse, in a lump sum payment as soon as practicable after the Plan Administrator receives an acceptable order, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such amount at that time.

13.7                        Adoption by Employers. The Plan may, with the written consent of the Company, be adopted by any other corporation, partnership, joint venture or other employer, whether or not a member of a controlled group with the Company.

13.8                        Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

INTERVAL LEISURE GROUP, INC.

By:	/s/ Jeanette E. Marbert

Its:	Executive VP & COO